EXHIBIT 10.3

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York 10591

March 16, 2005

Kingsbridge Capital Limited
c/o Kingsbridge Corporate Services Limited
Main Street
Kilcullen, County Kildare
Republic of Ireland
Attention:  Adam Gurney

Re:

Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”), dated as of December 27, 2004, by and between Kingsbridge Capital Limited (the “Investor”) and Emisphere Technologies, Inc. (the “Company”) and Registration Rights Agreement (the “Registration Rights Agreement”), dated as of December 27, 2004, by and between the Investor and the Company

Dear Adam:

Reference is made to the Common Stock Purchase Agreement and the Registration Rights Agreement.  Capitalized terms used in this letter (the “Letter”) and not otherwise defined herein shall have the meanings given to such terms in the Common Stock Purchase Agreement.  This Letter confirms our agreement as follows:

1.	Amendments.

a.  Section 1.31 of the Common Stock Purchase Agreement is amended to insert Blackout Shares as clause (iii) in the definition of Registrable Securities and to renumber the existing clause (iii) as clause (iv).

b.  Section 6.05(b) of the Common Stock Purchase Agreement is amended to insert the following sentence at the end of said Section:  “In addition, without the consent of its stockholders in accordance with NASD rules, the Company will not be obligated to issue any Blackout Shares in addition to any Shares issued under this Agreement which would result in the issuance under this Agreement or the Registration Rights Agreement of shares of Common Stock representing more than the applicable percentage under the rules of the NASD that would require stockholder approval of the issuance thereof.”

c. Section 1.1(a) of the Registration Rights Agreement is amended by deleting the time period specified therein and inserting in lieu thereof that the Company shall use its commercially reasonable efforts to file the Registration Statement with the Commission as soon as is reasonably practicable, but in no event later than June 30, 2005.  Section 1.1(b) of the Registration Rights Agreement is amended by deleting the time periods specified therein and inserting in lieu thereof that the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the Commission as soon as is reasonably practicable, but in no event later than June 30, 2005.

2.

Effect of Amendments. Except as expressly modified in this Letter, all of the terms, provisions and conditions of the Registration Rights Agreement are hereby ratified and confirmed and shall remain unchanged and in full force and effect.

3.	GOVERNING LAW . THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

Very truly yours,

Emisphere Technologies, Inc.

By:	/s/ ELLIOT MAZA

Name:	Elliot Maza
Title:	Chief Financial Officer

Accepted and Agreed:

Kingsbridge Capital Limited

By:	/s/ ADAM GURNEY

Name:	Adam Gurney
Title:	Director